Exhibit 99.1

NEWSRELEASE
FOR IMMEDIATE RELEASE
May 21, 2009

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Jim Graham	(614) 480-3878	Maureen Brown	(614) 480-5512
HUNTINGTON BANCSHARES ANNOUNCES CASH TENDER FOR TRUST-PREFERERD SECURITIES
COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) announced that it is commencing today an offer to purchase for cash trust-preferred securities listed in the table below.

				Dollars per $1,000 Liquidation Amount
			Aggregate
			Liquidation		Early
	CUSIP	Acceptance	Amount	Tender Offer	Tender	Total
Title of Security	Numbers	Priority Level	Outstanding	Consideration	Premium	Consideration
Huntington Capital III 6.65% Trust Preferred Securities	44628M AA9	1	$250,000,000	$570	$30	$600

Huntington Capital I Floating Rate Capital Securities	446283 AD5, 446283 AA1 or U44558 AA9	2	$152,180,000	$420	$30	$450

Huntington Capital II Floating Rate Capital Securities, Series B	446284 AA9	2	$68,000,000	$420	$30	$450
     The offer to purchase, which is part of a broader series of capital actions recently announced by Huntington, is being made to registered holders of the above trust preferred securities on the terms and subject to the conditions set forth in the Offer to Purchase dated May 21, 2009, and related letter of transmittal. Huntington is offering to purchase the trust preferred securities as set forth in the table above for an aggregate purchase price of up to $200 million, not including any accrued and unpaid distributions (subject to adjustment as described below) (the “Maximum

Tender Amount”). The tender offer will expire at 11:59 p.m., New York City time, on June 18, unless extended or terminated.
          The tender offer consideration for each $1,000 liquidation amount of each issue of the trust preferred securities tendered and accepted for purchase pursuant to the offer will be the applicable tender offer consideration for such issue of trust preferred securities set forth in the table above (in each case, the “Tender Offer Consideration”). Holders of trust preferred securities that are validly tendered on or before the Early Tender Date (as defined below), not validly withdrawn on or before the Withdrawal Date (as defined below) and accepted for purchase will receive the applicable Tender Offer Consideration plus the applicable early tender premium for each issue of trust preferred securities set forth in the table above (the “Early Tender Premium” and, together with the Tender Offer Consideration, the “Total Consideration”). In order to receive the Early Tender Premium, holders of trust preferred securities must tender their trust preferred securities on or before 5:00 p.m., New York City time, on June 4, 2009, unless extended by Huntington (such date and time, as the same may be extended, the “Early Tender Date”). Holders who tender their trust preferred securities after the Early Tender Date will receive only the Tender Offer Consideration. Holders who tender their trust preferred securities may withdraw such trust preferred securities at any time on or before 5:00 p.m., New York City time, on June 4, 2009, unless extended by Huntington (such date and time, as the same may be extended, the “Withdrawal Date”).
     To the extent that the Maximum Tender Amount that Huntington would otherwise pay would exceed the net proceeds of the $350 million discretionary equity issuance program (DEIP) announced May 20, 2009, Huntington will accept for payment only the aggregate liquidation amount of securities that does not result in an aggregate purchase price exceeding such proceeds, and the securities will be purchased in accordance with the acceptance priority level (in numerical priority order) in the table above. If some but not all of an applicable acceptance priority level issue of trust preferred securities is accepted for purchase, the securities within that issue will be prorated based on the aggregate liquidation amount tendered with respect to such issue. Trust preferred securities with a lower acceptance priority level than the prorated issue of trust preferred securities will not be accepted for purchase. Completion of the tender offer is subject to, and conditioned upon, the satisfaction or, where applicable, waiver of certain conditions set forth in the Offer to Purchase. Huntington may amend, extend or terminate the tender offer at any time.
     The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and the letter of transmittal that are being sent to registered holders of the trust preferred securities. Holders are urged to read the Offer to Purchase and the letter of transmittal carefully when they become available.
     Other Information
          Goldman, Sachs & Co. is serving as Dealer Manager in connection with the Tender Offer. Global Bondholder Services Corporation is serving as Depositary and Information Agent in connection with the Tender Offer. Persons with questions regarding the Tender Offer should contact Goldman, Sachs & Co. at 800-828-3182 (toll free) or 212-902-5183 (collect). Requests for copies of the Offer to Purchase or related letter of transmittal may be directed to Global Bondholder Services Corporation at (866) 387-1500 (toll free) or (212) 430-3774 (collect for banks and brokers).

          This news release does not constitute an offer to buy or the solicitation of an offer to sell any securities, and nor shall there be any purchase of securities of the company in any state or jurisdiction in which such an offer, solicitation or purchase would be unlawful. The Tender Offer is being made only pursuant to the Offer to Purchase dated May 21, 2009, and the related letter of transmittal.
Forward-looking Statement
This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise under the Emergency Economic Stabilization Act of 2008; (7) extended disruption of vital infrastructure; and (8) the pricing and total shares sold under the DEIP. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2008 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
About Huntington
     Huntington Bancshares Incorporated is a $52 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.
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